Exhibit 99.CODEETH

Code of Ethics
and
Insider Trading Policy

for

Pax World Management Corp.

Under Rule 204A-1 of the Investment Advisers Act of 1940

and

Pax World Funds: Pax World Balanced Fund, Inc.,
Pax World Growth Fund, Inc., and
Pax World High Yield Fund, Inc.

Under Rule 17j-1 of the Investment Company Act of 1940

Revised December 2006

Table of Contents

I.	Preamble		2

	A.	Statement of Fiduciary Responsibility and Business Conduct	2

	B.	Unlawful Actions with Respect to the Funds	3

	C.	Gift and Entertainment Policy	3

	D.	Reporting Requirements	4

	E.	Insider Trading	5

II.	Compliance Procedures		6

	A.	Pre-clearance	6

	B.	Reporting Requirements for Access Persons	7

	C.	Monthly Statements and Confirms for Access Persons	9

III.	Prohibited Transactions for Supervised Persons		9

IV.	Exempt Transactions		10

V.	Sanctions		10

VI.	Material Holdings		11

VII.	Quick Reference		11

VIII.	Definitions/Glossary of Terms		12

IX.	Attestation		14

I.              Preamble

The Code of Ethics for Pax World Management Corp. and Pax World Funds, hereinafter, (the “Code”) has been adopted in accordance with the rules under the Investment Company Act of 1940 and the Investment Advisers Act of 1940.(1) The Code applies to all supervised persons who include but are not limited to: all employees, officers, and persons whom the Chief Compliance Officer (the “CCO”) deem covered by this policy.

Supervised persons will receive the Code as needed and thereafter on an annual basis.  Supervised persons are required to provide a written acknowledgement of receipt of the Code.  The written acknowledgement requirement may be satisfied by signing the attached attestation page and returning it to the Compliance Department (“Compliance”).

•                  A supervised person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or an employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser.

A.                                    Statement of Fiduciary Responsibility and Business Conduct

This Code is based on the overriding principle that supervised persons act as fiduciaries for shareholders’ investments in Pax World Funds.  Accordingly, supervised persons must conduct their business activities at all times in accordance with federal securities laws and the following standards:

•                  Shareholders’ interests come first.  In the course of fulfilling their duties and responsibilities to Pax World Funds’ shareholders, supervised persons must at all times place the interests of Pax World Fund shareholders first.  In particular, supervised persons must avoid serving their own personal interests ahead of the interests of Pax World Fund shareholders.

•                  Conflicts of Interest.  Supervised persons must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to Pax World Fund shareholders.

(1)   The rules under the Investment Company Act of 1940 and the Investment Advisers Act of 1940 both require a written Fund and a written Investment Adviser’s Code of Ethics.  These rules and procedures have been combined into one document for better case of use and understanding.

•                  Compromising situations must be avoided.  Supervised persons must not take advantage of their position of trust and responsibility at Pax World.  Supervised persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interest of Pax World Fund shareholders.

The remainder of this Code sets forth specific rules and procedures which are consistent with the aforementioned fiduciary responsibilities and standards of business conduct.  Supervised persons are required to report any violations of this Code or amendment thereto to Compliance.

B.                                    Unlawful Actions with Respect to the Funds

Rule 17j-1 makes it unlawful for any affiliated person of a register investment company or any affiliated person of an investment adviser of such investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by such investment company:

•                  To employ any device, scheme or artifice to defraud the Fund;

•                  To make any untrue statement of a material fact to the Fund or to omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•                  To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•                  To engage in any manipulative practice with respect to the Fund.

C.                                    Gift and Entertainment Policy

Conflicts of interest occur when personal interests interfere or appear to interfere with the responsibilities to Pax World or Pax World Funds.  Therefore, no supervised person shall seek or accept gifts, entertainment, or other items greater than a de minimus value from any person or entity, including any Pax World Fund shareholder, or client when such gift or entertainment is in relation to doing business with Pax World.  Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or causing a client or prospective client to feel beholden to Pax World or the supervised person.

•                  Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•                  Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Pax World or the Funds or that others might reasonably believe would influence those decisions;

•                  De Minimus gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.  Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible;

•                  Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

For the purposes of this provision, the following gifts from broker-dealers or other persons providing services to the Funds will not be considered to be in violation of this section:

•                  An occasional meal;

•                  An occasional ticket to a sporting event, the theatre or comparable entertainment;

•                  A holiday gift of fruit or foods or other comparable gift.

D.                                    Reporting Requirements

•                                          This gift reporting requirement is for the purpose of helping Pax World monitor the activities of its employees.  Therefore, in the interest of maintaining a complete and accurate record, all gifts and entertainment regardless of value should be reported to Compliance.  This report may be informal and requires only:

•                                          Entity who provided the gift or entertainment

•                                          Value or estimated value

•                                          Date

•                                          Reason

•                                          If entertainment, please provide the names of the attendees and the type and place of entertainment.

•                                          Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Pax World or the Funds, including gifts and gratuities with value in excess of $100 per year, must obtain consent from  Compliance before accepting such gift.

•                                          Consent is not required for bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Pax World or the Funds, however, it must be reported.

•                                          Compliance will maintain  a gift log  with all of the reported Gifts and Entertainment.

Acceptable “report” of the receipt of a gift or entertainment: “dinner at the Four Seasons Restaurant with Joe Shmoe and Donna Summer of Bear Sterns on 8/30/2005, my portion of the meal approx.  $120.00) or “received chocolates for holidays from PFPC, estimated value $200).

Note:  When Pax World itself receives a gift, or when a department receives a gift (for example, the Shareholder Services Department may receive chocolates during the holiday season from PFPC) and the gift is over the $100 value, the value of the gift may be allocated to each employee as appropriate.  However, this type of gift must also be recorded.

E.                                      Insider Trading

Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material non-public information or selectively to disclose such information to others who may trade.  Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the company.  Although there are exceptions to these prohibitions, these exceptions are limited.

“Non-public” information is any information that has not been disclosed generally to the marketplace.  Information received about a company that is not yet in general circulation should be considered non-public.  Similarly, information received about a company in circumstances indicating that it is not yet in general circulation should be considered non-public.  As a general rule, one should be able to point to some fact to show that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications, to show that the information is public.  “Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade.  Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.

Material non-public information might be inadvertently disclosed to you by a company director, officer or employee.  It also might be disclosed to you by persons with business relationships with the company.  In such a case, you should immediately report the facts to Compliance for a decision regarding appropriate steps.

In addition, whenever you receive information about a company, you should refrain from trading while in possession of that information unless you first determine that the information is public, non-material, or both.  You should also refrain from disclosing the information to others, such as family, relatives, business, or social acquaintances, who do not need to know it for legitimate business reasons.  If you have any questions at all as to whether the information is material and non-public, you must resolve the question or questions before trading, recommending trading, or divulging the information.  If any doubt at all remains, you should consult Compliance.

Pax World Management Corp. officers, directors and employees shall not disclose any non-public information (whether or not it is material) relating to the Adviser or its securities transactions to any person outside the Adviser, unless such disclosure has been authorized by the Adviser.  Material, non-public information should be kept confidential and may not be communicated to any person except members of the Board of Directors of Pax World Management Corp., the compliance and legal departments and other firm employees who the Board of Directors or Chief Compliance Officer determines need such information to carry out their professional responsibilities.  Such person must treat the information confidentially.  In addition, such information must be secured.  For example access to files that contain material, non-public information and computer files containing such information, if appropriate at all, should be conducted in private.

II.            Compliance Procedures

A.                                    Pre-clearance

The following pre-clearance policies and procedures have been established to aid officers, directors (not including the independent directors) and employees in their duty to detect and prevent insider trading.  Further, the procedures will help ensure that officers, directors, and employees do not engage in trading practices that appear abusive or unethical.

•                  Pre-Clearance.  Access Persons who have access to non-public information (including current, non-public Fund(s) holdings information) or who are involved in making securities decisions for the Fund(s) shall obtain clearance prior to effecting any securities transaction in which they, their families (including spouse, minor children and adults living in the same household of the officer, director or employee), or trust of which they are trustees or in which they have a beneficial interest are parties.

Access Persons are directors, officers, or general partners or advisory persons of a Fund or of a Fund’s advisor.  Generally they have access to non-public information or are involved in making securities decisions for the Fund(s).  Please see the definitions in Section VIII.

•                  Requests for Pre-Clearance.  It is preferred that all requests for pre-clearance be in writing. Whether the request is made orally or in writing, all clearance or denial of clearance decisions will be delivered in writing confirming the details of the pre-clearance request.

•                  72/24 Hour Rule.  Clearance will be effective for a period not longer than seventy-two (72) hours.  Clearance to trade however, will not be granted if the Funds traded or intend to trade within a twenty-four (24) hour period before or after clearance is requested.

•                  Confidentiality.  Requests for clearance will be kept confidential between those responsible for clearing trades.

Certain high-risk trading activities, if used in the personal trading portfolio of the management of the Adviser (the officers, directors or employees), are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions.  Examples of such activities include short sales of common stock and trading in derivative instruments such as option contract to purchase (“call”) or sell (“put”) securities at certain predetermined prices.  Pax World Management Corp. officers, directors and employees should understand that short sales and trading in derivative instruments involve special risks.  For example, if the Adviser becomes aware of material, non-public information about the issuer of the underlying securities, Pax World Management Corp. personnel may find themselves “frozen” in a position in a derivative security.  The Adviser will not bear any losses resulting in personal accounts through the implementation of this policy statement.

B.                                    Reporting Requirements for Access Persons

To ensure that Access Persons do not conduct abusive or unethical trading practices, each Access Person of the Funds and the Investment Adviser and his/her family members (including spouse whether or not recognized by law, minor children, and adults living in the same household) will submit to Compliance  a listing of all securities owned of record and beneficially held (including ownership in trusts and other nominee accounts, except for accounts over which such person does not have any direct or indirect control).

Initial Holdings Report – Each Access Person must file a completed Initial Holdings Report with Compliance  within ten (10) days of commencement of their employment or otherwise be in violation of this code.

The Initial Holdings Report shall include:

•                  The title, number of shares and principle amount of each security held unless otherwise exempt by this document in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person.

•                  The name of any broker, broker dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

•                  The date that the report is submitted by the Access Person.

Quarterly Transaction Report – Each Access Person must file a completed Quarterly Transaction Report with  Compliance  within thirty (30) days after the end of the calendar quarter in which the transactions to which the report relates were effected.

The Quarterly Transaction Report shall include:

•                  The date of the transaction, the title, the interest rate, and maturity date (if applicable), the number of shares and the principle amount of each security;

•                  The nature of the transaction, (i.e., purchase sale, etc);

•                  The price of the security at which the transaction was affected; and

•                  The date on which the Report was submitted by the Access Person

Access Persons are NOT required to furnish a quarterly report if it would duplicate information contained in a broker trade confirmation or account statement received by the investment company or the investment company adviser in a timely manner.

Annual Holdings Reports – Annually, each Access Person must file a completed Annual Holdings Report with Compliance.  This report must be current as of no more than thirty (30) days before the report is submitted.

The Annual Holdings Report shall include:

•                  The title and number of shares (to equity securities) and principle amount (for debt securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership;

•                  The name of any broker, dealer or bank in which the Access Person maintains an account where securities are held in the direct or indirect benefit of the Access Person; and

•                  The date that the report was submitted by the Access Person.

C.                                    Monthly Statements and Confirms for Access Persons

In order to ensure that the provisions of this Code are observed each Access Person shall direct his/her broker, dealer, transfer agent, or bank to supply  Compliance  on a timely basis duplicate copies of monthly statements and confirmation notices for all covered securities, including transaction involving Pax World Funds.

These statements and confirmation notices should be mailed on a confidential basis to Compliance at the following address:

Pax World Management Corp.
224 State Street, Suite 3
Portsmouth, New Hampshire 03801

Att’n: Compliance

III.           Prohibited Transactions for Supervised Persons

No supervised person shall engage in any act, practice or course of conduct, which would violate the provisions of Rules 204A-1 or 17j-1 set forth above in the Code’s Preamble or any applicable federal securities law.

•                  Disclose to other persons the securities activities engaged in or contemplated for the Funds.

Further, Access persons who have access to non-public information (including current, non-public Fund(s) holdings information) or who are involved in making securities decisions for the Fund(s) shall not:

•                  Directly or indirectly acquire any beneficial interest in securities in an initial public offering (“IPO”) or in a private placement without prior approval from the investment adviser, and the adviser must retain record of the approval and the reasons for granting the approval.

•                  Make any purchase or sale including a “put” or “call” or a short sale of a security, in anticipation of its being approved for purchase or sale by the Funds.

•                  Execute or place orders for transactions for themselves or members of their immediate families twenty-four (24) hours before or after the security has been purchased or sold by the Funds.

•                  The 72/24 Hour Rule shall be applicable to accounts over which any officer, director, employee, family member (2) or trust over which they are trustee or in which they have a beneficial interest.

IV.           Exempt Transactions

The prohibitions of Section III shall not apply to:

•                  Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

•                  Purchases or sales which are non-volitional on the part of either the Access Person or the Trust;

•                  Purchases which are part of an automatic investment plan;

•                  Purchases affected upon the exercise of rights issued by an issuer pro-rata to all holders of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

V.            Sanctions

Upon discovering a violation of this Code, Compliance may issue a verbal warning or memorandum of reprimand and provide a copy to the Board of Directors, as an initial warning to the subject party.  Upon discovery of a second violation, Compliance  shall report the same to the Board of Directors and  Compliance  (or at its discretion, the Board of Directors or a committee of the Board) shall conduct an in-person meeting with such individual to discuss compliance with the Code of Ethics.  For any subsequent violations by the same individual, any or all of the other sanctions listed below may be imposed at the discretion of the Board.  The imposition of any of these sanctions will be documented and kept in such person’s personnel file.  This list however, is not intended to be exhaustive and may be modified based on the nature of the violation:

•                  Verbal warning

•                  Memorandum of reprimand;

(2)          Family shall have the same meaning as it does under Section II.A.

•                  In-Person meeting with the Chief Compliance Officer or Board of Directors or any combination of the above to discuss compliance with the Code of Ethics;

•                  Disgorgement of profits;

•                  Letter of censure;

•                  Withholding of bonus;

•                  Suspension;

•                  Termination of employment;

•                  Notification of appropriate governmental, regulatory, or legal authority.

VI.           Material Holdings

The Funds will not acquire or hold securities of which the Funds’ officers, directors or employees hold a material amount.  Holdings of 10 percent or more will be construed as material holdings.

VII.         Quick Reference for Access persons who have access to non-public information (including current, non-public
Fund(s) holdings information) or who are involved in making securities decisions for the Fund(s)

Access Persons must in addition to the other provisions of the Code:

•                  Trades.  Pre-clear trades after which he or has 72 hours to place their trade.  Trades for family members (including spouse whether or not recognized by law, minor children, and adults living in the same household) as well as any trust account for which the Access Person is a trustee, or any account which he or she has a beneficial interest in must also be pre-cleared.

•                  The 72/24 Hour Rule applies to these other accounts.

•                  Filing Requirements.  Access Persons are required to file:

•                  Initial Holdings Report

•                  Quarterly Transaction Report

•                  Annual Holdings Report

VII.         Definitions/Glossary of Terms

•                  Access Person – Any director, officer, general partner or advisory person of a Fund or of a Fund’s investment advisor.(3)

•                  Advisory Person – Means:

•                  Any employee of the Adviser or Funds who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by clients of the Adviser or the Funds, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and

•                  Any natural person in a control relationship to any client of the Adviser or Fund who obtains information concerning recommendations to the client concerning the purchase or sale of a security.

•                  Beneficial Ownership – Shall be defined and interpreted in the same manner as it would be in determining whether a person is a subject to the provisions of Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations thereunder.  In general terms beneficial ownership includes situations where the “access person” has the right to

(3)          Rule 17j-1 under the Investment Company Act defines Access Person to:

(i)             Any advisory person of a Fund or of a Fund’s adviser.  If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser.  All of the Fund’s directors, officers, and general partners are presumed to by Access Persons of the Fund.

(ii)          Any director, officer or general partner of a principal underwriter who, in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale or sale of Covered Securities by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Rule 204A-1 under the Investment Advisers Act defines an Access Person to be:

(i)             Any supervised persons:

a.                           Who have access to non-public information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

b.                          Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

enjoy some economic benefit from the ownership of the security regardless of who is the registered owner.  This includes:

•                  Securities held by a member of the “access person’s” immediate family sharing the same household, including adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

•                  Securities held by the partnership or limited partnership of which the “access person” is a general partner.

•                  Securities held in trust in which the “access person” has an interest.

•                  Securities that the “access person” has a right to acquire through the exercise or conversion of any derivative security, whether or not presently exercisable.

•                  Chief Compliance Officer–  John  Boese

•                  Compliance – the Compliance Department of Pax World Management Corp.

•                  Control – The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  There is a presumption of control on the part of any person who owns beneficially 25% of the voting securities of the company.

•                  Covered Securities – A security as defined in section 2(a)(36) of the Investment Company Act of 1940.  A covered security includes but is not limited to:

•                  Any note;

•                  Stock;

•                  Treasury stock;

•                  Security future;

•                  Bond;

•                  Debenture; or

•                  Evidence of indebtedness.

The following are not “covered securities” and are exempt from the reporting requirement:

•                  Accounts over which the investment adviser and the individual have no direct or indirect influence or control;

•                  Direct obligations of the United States Government

•                  Certain Money Market Instruments

•                  Share of open-end investment companies, with the exception of Pax World Funds.

•                  De Minimus – Generally worth $100 or less.

•                  Fund(s) – Pax World Funds;  Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc.,  Pax World High Yield Fund, Inc., and/or Pax World Series Trust I.

•                  Interested Person – An “interested person” of the Funds includes:

•                  Officers of the Funds or the Investment Adviser

•                  Analysts and Researchers

•                  Portfolio Managers

•                  Portfolio Administrators

•                  Investment Adviser (Adviser) – Pax World Management Corp.  (Pax World)

•                  Open-end Investment Companies – Mutual Funds.

•                  Supervised Person – An employee of Pax World Management Corp.

VIII.        Attestation

I have read the Code of Ethics and I understand the forgoing and I agree to abide by the standards of conduct as indicated.  I have complied with the Code and have fully disclosed or reported all personal securities transactions.

Signature	Date

Name

Access Person: Yes	No